Filed Pursuant to Rule 433
Registration Statement No. 333-269681
Issuer Free Writing Prospectus dated September 27, 2024
Relating to Preliminary Prospectus dated September 20, 2024

Haoxin Holdings Limited

This free writing prospectus relates to the initial public offering of Class A ordinary shares of Haoxin Holdings Limited (the “Company”) and should be read together with the preliminary prospectus dated September 20, 2024 (the “Preliminary Prospectus”) that was included in Amendment No.8 to the Registration Statement on Form F-1 (File No. 333-269681), which can be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/1936817/000121390024080745/ea0214825-f1a8_haoxinhold.htm

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Craft Capital Management LLC at info@craftcm.com or by contacting WestPark Capital at (310) 843-9300.

Nasdaq - CM: HXHX Investor Presentation September 27, 2024 Haoxin Holdings Limited

September 27, 2024 Investor Presentation Haoxin Holdings Limited Nasdaq - CM: HXHX

Disclaimer This presentation includes statements that are, or may be deemed, "forward - looking statements . " In some cases these forward - looking statements can be identified by the use of forward - looking terminology, including the terms "believes," "estimates," "anticipates," expects," "plans," intends," "may," "could," "might," "will," "should," "approximately," "potential," or in each case, their negative or other variations thereon or comparable terminology, although not all forward - looking statements contain these words . They appear in several places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, cold chain logistics market in China and the prospects of our temperature - controlled truckload service and urban delivery services business as stated herein . By their nature, forward - looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated . Although we believe that we have a reasonable basis for each forward - looking statement contained in this presentation, we caution you that forward - looking statements are not guarantees of future performance and that our actual results of operation, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward - looking statements contained in this presentation as a result of, among other factors, the factors referenced in the "Risk Factors" section of the prospectus contained in our Registration Statemen initially filed with the Securities and Exchanged Commission on March 7 , 2023 for our proposed initial public offering (the "Registration Statement") . In addition, even if our results of operation, financial conditions and liquidity, and the development of the industry in which we operate are consistent with the forward - looking statements contained in this presentation, they may not be predictive of results or developments in future periods . Any forward - looking statement that we make in this presentation speaks only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this presentation . This presentation highlights basic information about us and the offering . Because it is a summary, it does not contain all of the information that you should consider before investing . You should read carefully the factors described in the "Risk Factors" section of the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in our business and any forward - looking statements . We have filed a Registration Statement (including a prospectus) with the SEC for the offering to which this presentation relates . The Registration Statement has not become effective yet . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC Web site at http : //www . sec . gov . The preliminary prospectus, dated September 20 , 2024 , is available on SEC Website at : https : //www . sec . gov/Archives/edgar/data/ 1936817 / 000121390024080745 /ea 0214825 - f 1 a 8 _haoxinhold . htm . Alternatively, we or any selling agent participating in the offering will arrange to send you the prospectus if you contact Univest Securities 3

The Offering Haoxin Holdings Limited (NASDAQ: HXHX) Issuer Class A Ordinary Shares Securities Offered 12,000,000 ordinary shares, including (i) 7,200,000 Class A ordinary shares and (ii) 4,800,000 Class B ordinary shares. Pre - Offering Shares Outstanding 2,000,000 Class A ordinary shares (or 2,300,000 Class A ordinary shares if over - allotment option exercise in full) Number of Shares Offered 14 , 000 , 000 Ordinary Shares including (i) 9 , 200 , 000 Class A ordinary shares and (or 14 , 300 , 000 ordinary shares including (i) 9 , 500 , 000 Class A ordinary shares if over - allotment option exercise in full) and (ii) 4 , 800 , 000 Class B ordinary shares . Post - Offering Shares Outstanding $4.00 - $6.00 Offering Price Per Share $8,000,000 - $12,000,000 Estimated Gross Proceeds (i) Approximately 30% for purchasing of new vehicles (ii) Approximately 30% for acquisition and alliance (iii) Approximately 10% for upgrading information system for fleet management (iv) The remainder for general working capital purpose Use of Proceeds Craft Capital and WestPark Capital Underwriter 4

Company Overview 21 Years Transportation industry experience We are a provider of temperature - controlled truckload service and urban delivery services in China The goods we take charge of transporting focus on factory logistics , which include electronic devices, chemicals, fruit, food, and commercial goods. 88.2% Transportation network covered in China 3A - Grade 5 Transportation service provider

Our Fleet Trailers We install BeiDou Navigation Satellite System in our vehicles that enables the operations team to track the location of the vehicle in real - time. All of our trailers are installed with refrigerator and temperature controller for the purpose of monitoring and controlling temperature of the cargo. Our transportation services are mainly carried out by our self - owned vehicle fleet, which comprises of 88 tractors, 94 trailers and 46 vans as of September 2024. Vans 6 Tractors

Our Customers 121 144 of 2023 revenue 68% of 2022 revenue 61% of 2023 revenue 49% of 2022 revenue Top Ten Customers 46% Our customers primarily include sizeable logistics companies, supermarkets and manufacturers in the PRC. These major customers have brought us stable revenue as well as the experience of serving leading enterprises. This has enhanced our brand reputation and credibility of our brand. 7 We also have retail customers, whose orders will be placed on our IT system and managed by a customer relations manager. Top Five Customers Total Customers

Our Subcontractors Outsourcing and Collaboration 8 Although we mainly utilize our own refrigerated vehicles, we subcontract transportation vehicles to accommodate additional orders from customers when our own vehicles are fully occupied . We strictly manage the outsourced vehicles by purchasing logistics insurance for outsourced vehicles. During the past two fiscal years, we engaged a pool of 33 external transportation companies as our subcontractors.

9 Industry Overview Temperature - controlled Trucking Service Market According to Frost & Sullivan, the market of temperature - controlled trucking service in China has increased from RMB 255 billion (approximately $38.25 billion) in 2017 to RMB 517 billion (approximately $73.9 billion) in 2023, representing a CAGR of 12.5 percent . Looking forward, the market of temperature - controlled trucking service in China is expected to increase from RMB 547 billion (approximately $78.1 billion) in 2024 to RMB 747 billion (approximately $106.7 billion) in 2027, representing a CAGR of 8.1 percent . According to Frost & Sullivan, there are approximately 4078 temperature - controlled transportation companies in China in 2021. Source: Frost & Sullivan Source: Frost & Sullivan

Industry Overview China Cold Chain Logistics – Industrial Chain 10 According to Frost & Sullivan, the value chain of cold chain logistics industry can be divided into equipment manufacturers such as upstream refrigerated trucks and refrigerators, and the midstream mainly includes transportation, warehousing, integrated logistics and platform industries. Downstream main consumption is fresh food and medical biological enterprises. Source: Frost & Sullivan Source: Frost & Sullivan

Growth Strategy We plan to implement the following strategies to further develop our transportation business and reputation in the PRC. Establish cold storage and warehouse 11 Provide supply chain financial services Continue to attract, train and retain skilled employees to support future growth and expansion Maintain stable relationships with our major customers and suppliers and expand our customer base Establish a platform logistics supply chain management system Strengthen our information technology systems Further expansion into new markets by enhancing our sales and marketing efforts Acquire and invest in strategic entities Expand and upgrade our fleet size Expand our business in the cold chain industry

Competitive Strength We have built a sizeable fleet and established solid reputation in the temperature - controlled logistics industry in East China to provide a sustainable, quality and reliable truckload services. 01 Our operation is digitized. We value information construction and the application of new technologies, adopt intelligent transportation technology and GPS positioning tracking technology. 02 We have established well - functioned network. Our transportation services have reached out 88.2% of all provinces. We have engaged a pool of 33 external transportation companies as our subcontractors. 03 Our executive directors and senior management personnel possess extensive industry expertise and strong execution capability . 04 We ensure that our high standard of quality control can be achieved. We are able to meet the quality standards of our customers due to our emphasis on the quality of our services. 07 We value safety awareness and take effective measures to ensure the safety operation of the fleet . 06 Long - standing relationship with our sizeable and reputable customers in the PRC. We had maintained long - standing business relationships with our five major customers. 05 12 We believe that the following competitive strengths are the key factors that have contributed to our success to date:

Operating Results 2023 2022 85.2% 88.2% 14.8% 11.8% Revenue percentage by services Temperature - controlled Truckload Service and Urban Delivery Service 13 Revenue percentage by geographic locations 2022 2023 80.4% 85.0% Huadong area 1.3% 13.4% Huazhong area 0.3% 0.8% Southwest area 0.2% 0.5% Northwest area 0.04% 0.0% Northeast area 17.8% 0.2% Huanan area Our revenue was primarily generated from Huadong area and Huanan area in the PRC Through reasonable and effective allocation of our resources, we expect that our revenue will continue to grow in Huadong. Revenue from Huadong area is primarily generated from temperature - controlled truckload services, starting from customers in Huadong area, to other areas in China. Revenue from Huanan area is primarily comprised of urban delivery service within the Huanan area.

Selected Financials Selected Income Statement Data 26,665 22.5% Revenues and Operating Margin (USD in thousands) 28,948 21.4% 00 2023 2022 FY2022 FY2023 USD thousands 28,948 26,665 Total Revenue 21,205 19,805 Transportation costs 6,206 6,008 Income from operations 4,287 3,969 Net income 14.8% 14.9% Net Margin % 14

Investment Highlights Long - Standing Relationship We have established long - standing business relationships with our customers from various industries including chemical, food retail and electronics. Most of our major customers are key players in their industries. Digitalized Operation We value information construction and the application of new technologies. Real - time monitoring strengthens our supervision of vehicles and transported goods. Established Network Our transportation services have reached out 88.2% of all provinces. Given the large scale of our fleet, we offer both network density and broad geographic coverage to meet our customers’ diverse transportation needs within the PRC. Industry Trends The compound annual growth rate of market size of cold chain logistics market is 12.5% from 2017 to 2023 according to Frost & Sullivan. Nasdaq Listing Nasdaq IPO could improve financial condition and access to capital, as well as publicity and visibility; potential to accelerate growth organically and/or selective M&A. 15

Management Team Zhengjun Tao Chief Executive Officer, Chairman of the Board of Directors Amassed experience in professional urban delivery ▪ Sole Director, Chief Executive Officer and Chairman of the Board of Directors of the company since 2022 ▪ Founded the Haiyue and Longanda in 2003 and 2004, respectively ▪ Founder and President of Zhejiang Zhoushan Yamei Container Transportation Co., Ltd. ▪ Founded Ningbo Haoxin in 2013 Xing Wang Executive Director ▪ Director of the company since 2022 ▪ Account manager at Getaroom in Barcelona, Spain in 2018 ▪ Accounting manager for Springview Enterprises Pte Ltd. in Singapore from 2020 to 2021 ▪ Financial reporting manager at Mingzhu Logistics Holdings Limited from 2021 to 2022 ▪ International Baccalaureate diploma from Shanghai Singapore International School, and bachelor’s degree in Business Administration and International Hotel Management from Les Roches Global Yuhan Zhao Chief Financial Officer ▪ Chief Financial Officer of the company since 2022 ▪ Financial Manager of Ningbo Haoxin since 2021 ▪ Department manager of Lixin Zhonglian Certified Public Accountants (Special General Partnership) from 2015 to 2021 ▪ Project manager of Zhongxi Certified Public Accountants (Special General Partnership) from 2012 to 2015 ▪ Bachelor of Accounting from Hunan Institute of Science and Technology in China ▪ Member of the Chinese Institute of Certified Public Accountants and member of the Association of International Certified Professional Accountants 16

Independent Directors Yun Fai Wong Independent Director Nominee and Chair of Nominating Committee Over 10 years of experience in audit and accounting • Chief financial officer and company secretary of Hongcheng Environmental Technology Company Limited since 2020 and 2021 respectively. • Worked at multiple PRC subsidiaries of Shenzhen Huaruixin Asset Management Co., Ltd. (“HRX’’) from 2018 to 2020 with last position as chief financial officer of both HRX and EMP Capital Limited • Worked at the Xiamen office of Deloitte Touche Tohmatsu and the Hong Kong office of Deloitte Touche Tohmatsu from 2016 to 2017 and from 2015 to 2016, respectively, with last position as a manager of the audit and assurance department. • Bachelor’s degree in accountancy from the Hong Kong Polytechnic University • Certified public accountant of HKICPA; and certified public accountant by the Washington State Board of Accountancy To Wai Suen Independent Director Nominee and Chair of Audit Committee Over 18 years of experience in finance and accounting • Independent director of China Zenix Auto International Limited since 2018 • Independent director and chair of audit committee of MingZhu Logistics Holdings Limited since 2020 • Independent non - executive director of Ping An Securities Group (Holdings) Limited since 2020 and Huisen Household International Group since 2020 • Independent non - executive director of CT Environmental Group Limited from 2018 to 2019 • Chief financial officer and company secretary of China Saite Group Company Limited from 2015 to 2016 • Practicing member of the Hong Kong Institute of Certified Public Accountants • Bachelor’s degree in commerce from The University of Western Australia Mikael Charette Independent Director Nominee and Chair of Compensation Committee Extensive experience with legal matters relating to cross - border transactions • He served as Vice Chairman and Director of the Canadian Chamber of Commerce in Shanghai between 2019 and 2021 • Independent director and chairman of the Compensation Committee of Mingzhu Logistics Holdings Limited since 2020 • Vice President of Fung & Yu CPA Ltd. since 2019 • President of Well Asia Group since 2006 • Partner of Harvey Law Group from 2005 to 2006 and from 2009 to 2015 • CEO and Chairman of Wellfunded enterprise Ltd. since 2016 • Master in Law degree from City University of Hong Kong and a Juris Doctor degree from University of Victoria in Victoria, Canada • Lecture professor at the Ottawa University Civil law faculty 17

Thank you Contact Craft Capital Management LLC info@craftcm.com +1 800 - 550 - 8411 Westpark Capital (310) 845 - 9300